Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE

Effective Date: , 2026	U.S. $2,000,000

FOR VALUE RECEIVED, Primech Holdings Ltd., a Singapore company (the “Borrower”), promises to pay to WELLE Environmental (Lux) S. a. r. I., a company incorporated under the laws of the Luxembourg, or its successors or assigns (the “Lender”), the principal sum of $2,000,000 (the “Purchase Price”) and any interest, fees, charges, and late fees accrued hereunder on the date that is three (3) years after the Effective Date (as defined below) (the “Maturity Date”) in accordance with the terms set forth herein.

The Borrower promises to pay interest on the Outstanding Balance at the rate of seven percent (7%) per annum simple interest from the date such funds are actually advanced to the Borrower (each, a “Disbursement Date”) until the same is paid in full. This Convertible Promissory Note (this “Note”) is issued and made effective as of                    , 2026 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated December 31, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). This Note is issued as part of a series of convertible promissory notes under the Purchase Agreement. Such convertible promissory notes, including this Note, are referred to in the Purchase Agreement and this Note collectively, as the “Notes” and each, a “Note”. Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. Each party shall bear its own fees and expenses in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

The Purchase Price shall be payable by the Lender by wire transfer of immediately available funds, subject to satisfaction of the conditions precedent set forth in the Transaction Documents.

1. Payment; Payment of Interest; Issuer Redemption; Rule 144 Restrictive Legend Removal Extension; Change of Control Repurchase.

1.1. Payment. All payments owing hereunder shall be made in cash only, in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. Principal shall be payable in cash on the Maturity Date except to the extent converted into Conversion Shares pursuant to Section 3. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal. The Lender acknowledges and agrees that the full payment of the Purchase Price is a material obligation of this Note.

1.2. Payment of Interest. Interest shall accrue on the Outstanding Balance at the rate of seven percent (7%) per annum, calculated on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, and shall be payable in cash only by wire transfer of immediately available funds in United States dollars to the account designated in writing by Lender. The initial interest payment shall be due on the date falling six (6) months after the Effective Date, and thereafter interest shall be payable quarterly in arrears on each three (3)-month anniversary of the Effective Date (each, an “Interest Payment Date”). If any Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day without any additional interest or penalty. Upon any Conversion of principal, Borrower shall concurrently pay in cash all accrued and unpaid interest on the principal amount being converted for the period up to, but excluding, the applicable Conversion Date. Upon any redemption pursuant to Section 1.3 (Issuer Redemption), Borrower shall pay in cash all accrued and unpaid interest up to, but excluding, the applicable redemption date on the principal amount being redeemed. For the avoidance of doubt, a failure to pay any interest when due shall not constitute an Event of Default unless such failure continues unremedied for thirty (30) calendar days after the applicable Interest Payment Date.

1.3. Issuer Redemption. At any time, upon not less than ten (10) Trading Days’ prior written notice to the Lender, Borrower may redeem up to fifty percent (50%) of the Purchase Price of this Note (the “Redeemable Amount”). Any principal previously converted shall not be subject to redemption. During the foregoing notice period, the portion of this Note designated for redemption (up to the Redeemable Amount) shall not be convertible. The redemption price shall be an amount in cash that provides Lender with an internal rate of return of twenty percent (20%) per annum on the redeemed principal from the Closing Date through the applicable redemption date, net of cash interest payments already made on such redeemed principal, plus accrued and unpaid interest to (but excluding) the redemption date on the redeemed principal. Redemptions shall be made pro rata with any other pari passu notes of like tenor by outstanding principal.

1.4. Rule 144 Restrictive Legend Removal. Lender is able to sell Conversion Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

1.5. [Intentionally omitted.]

1.6. Change of Control Repurchase. Upon the occurrence of a Change of Control (as defined in Attachment 1), Lender shall have the right, but not the obligation, to require Borrower to repurchase for cash all or any portion of the Outstanding Balance (the “Change of Control Repurchase”). The repurchase price shall be equal to 100% of the principal amount (“Change of Control Repurchase Price”) so elected plus accrued and unpaid interest thereon to (but excluding) the Change of Control Repurchase date. In respect of any Change of Control, the Borrower shall obtain the prior consent of the Lender; otherwise, if the Lender has not received full payment of the repurchase amount, the Lender shall be entitled to enjoin such Change of Control.

2. Security. This Note is unsecured. All the Notes when issued and outstanding shall rank pari passu, equally and rateably, without discrimination or preference among themselves and as unsecured obligations of Borrower.

3. Conversions. Lender has the right at any time from and after the Closing Date, until the Maturity Date, at its election, to convert (each instance of conversion is referred to herein as a “Conversion”) all or any portion of the Outstanding Balance into fully paid up Ordinary Shares at the Conversion Price (“Conversion Shares”). The number of Conversion Shares issuable upon any Conversion shall equal the amount of the Outstanding Balance being converted (the “Conversion Amount”) divided by the Conversion Price.

Conversion notices in the form attached hereto as Exhibit A (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” section of the Purchase Agreement, and Borrower shall issue the Conversion Shares without any additional consideration. Fractional shares will not be issued and shall be settled in cash. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 8 below.

Any Conversion Shares arising on conversion of this Note will be credited as fully paid and rank pari passu with Ordinary Shares of the same class in issue on the date of conversion and shall carry the right to receive all dividends and other distributions declared after the date of conversion.

4. Trigger Events; Defaults; and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”):

(a) Borrower fails to pay any principal when due and payable hereunder, or fails to pay any accrued interest or other amount when due and payable hereunder and such failure (other than with respect to principal) continues unremedied for twenty (20) calendar days and (b) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement or in this Note, and such failure continues unremedied for twenty (20) calendar days after Borrower’s receipt of written notice from Lender describing such failure in reasonable detail.

4.2. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within twenty (20) Calendar Days following the date of such written notice. If Borrower fails to cure the Trigger Event within the required twenty (20) Calendar Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.3. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. For the avoidance of doubt, Lender may continue making Conversions at any time following a Trigger Event or Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment of this Note. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Rights Upon Issuance of Securities. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization, or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split, or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of Ordinary Shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination.

8. Method of Conversion Share Delivery. On or before the close of business on the second (2nd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to issue and deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Conversion Notice. Notwithstanding the foregoing, on up to three (3) occasions Borrower will have up to seven (7) days in total to deliver Conversion Shares without such delay being considered a failure to timely deliver hereunder. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Conversion Notice), via reputable overnight courier, a certificate representing the number of Ordinary Shares equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144, Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 8. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

9. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 8, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, provided that such failure to deliver Conversion Shares is solely caused by the Borrower’s misconduct or negligence and is not due to the action or inaction of the Transfer Agent, the Lender shall have the option to treat the delay in delivery of conversion shares as one of the Trigger Events, or to elect to keep this Note in full force and effect.

10. [Intentionally omitted.]

11. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of Ordinary Shares exceeding 9.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”). The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender. If the conversion percentage exceeds the Maximum Percentage, resulting in the inability to complete the conversion in full, the Lender shall be entitled to elect to convert within the limit of the Maximum Percentage first, and the Borrower shall remain obligated to repay the principal and interest on the remaining unconverted amount. When subsequent conditions permit, the Lender shall be entitled to elect to continue the conversion until the conversion is completed in full.

12. Opinion of Counsel. In the event that an opinion of counsel is needed for any Conversion under this Note, Lender has the right to have any such opinion provided by its counsel.

13. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by shall be governed by, and construed in accordance with, the laws of Singapore, without giving effect to any choice of law or conflict of law provision or rule that would result in the application of the laws of any jurisdiction other than Singapore. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

14. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Section 12.1 of the Purchase Agreement.

15. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

16. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

17. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Conversion Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

18. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

19. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed in excess of agreed liquidated damage amounts under this Note.

20. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Primech Holdings Ltd.

By:
Kin Wai Ho, Chief Executive Officer and Director

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

WELLE ENVIRONMENTAL (LUX) S. A. R. I.

By:
[ ]

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Business Day” means a day (other than a Saturday, Sunday or public holiday in Singapore) on which banks in Singapore are generally open for business.

A2. “Change of Control” means the occurrence of any of the following after the Effective Date: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of Borrower’s issued and outstanding voting securities; or (b) Borrower consummates any merger, amalgamation, consolidation or similar business combination after which the holders of Borrower’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, less than fifty percent (50%) of the total voting power of the surviving or resulting entity (or its parent). Notwithstanding the foregoing, a transaction the sole purpose of which is to change the jurisdiction of incorporation or to create a holding company with the same ultimate beneficial ownership and voting power immediately prior to and after the transaction shall not constitute a Change of Control.

A3. “Conversion Price” means US$2.00 per Conversion Share.

A4. “DTC” means the Depository Trust Company or any successor thereto.

A5. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7. “DWAC Eligible” means that (a) Borrower’s Ordinary Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A8. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A9. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or a subsidiary), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A10. “Outstanding Balance” means as of any date of determination, the amount actually advanced by the Lender to the Borrower, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges incurred under this Note.

A11. “Ordinary Shares” means ordinary shares in the capital of the Borrower.

A12. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A13. “SEC” means the United States Securities and Exchange Commission.

A14. “Trading Day” means any day on which Nasdaq (or such other principal market for the Ordinary Shares) is open for trading.

A15. “Transaction Documents” means the Purchase Agreement, the Notes and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with the Purchase Agreement, as the same may be amended from time to time.

A16. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by ten percent (10%) for each occurrence of any Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided, however, that the Trigger Effect may only be applied up to three (3) times with respect to a Trigger Event.

[Remainder of page intentionally left blank]

EXHIBIT A

CONVERSION NOTICE

WELLE Environmental (Lux) S.à r.l. (“Lender”) hereby gives notice to PRIMECH HOLDINGS LTD., a Singapore company (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on                , 2026 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable Ordinary Shares of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________
B.	Conversion #: ____________
C.	Conversion Amount: ____________
D.	Conversion Price: _______________
E.	Conversion Shares: _______________ (C divided by D)
F.	Remaining Outstanding Balance of Note: ____________*

*	Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Lender:

WELLE ENVIRONMENTAL (LUX) S. A. R. I.

By:
[*]